Exhibit 99

                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP
                         FORM 10-QSB SEPTEMBER 30, 2005

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

1. Statement of Cash Available for Distribution for the three months ended September 30, 2005:

            Net loss                                                   $(20,000)

            Add: Depreciation charged to income not affecting cash
                 available for distribution
                                                                          9,000
                 Cash from reserves                                      11,000
                                                                       --------

                 Cash Available for Distribution                       $     --
                                                                       ========
                 Distributions allocated to General Partners           $     --
                                                                       ========
                 Distributions allocated to Limited Partners           $     --
                                                                       ========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended September 30, 2005:

          Entity Receiving                        Form of
            Compensation                       Compensation                       Amount
      -------------------------  -------------------------------------------  --------------
      Winthrop
      Management LLC             Property Management Fees                     $        1,000

      General Partners           Interest in Cash Available for Distribution  $           --

      Affiliates of the General
         Partner                 Interest in Cash Available for Distribution  $           --


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